Exhibit 10.13

Money Lending Agreement

Debtor	Kaiyo Japan Co., Ltd.
Joint Guarantor	Shihai.Bi
Joint Guarantor

The Debtor shall borrow funds from Sugamo Shinkin Bank (hereinafter referred to as the “Shinkin Bank”) in accordance with the following borrowing terms and conditions, in addition to the terms and conditions set forth in the Shinkin Bank Transaction Agreement separately agreed upon between the Debtor and the Shinkin Bank, and upon approval of the following agreement.

Furthermore, the Guarantor, having acknowledged the terms set forth below, shall be liable as guarantor for the following guarantee amount, as well as all interest, damages, and any other obligations incidental to the loan amount specified in the Loan Terms and Conditions borne by the Debtor under this agreement.

Loan Terms
Loan Amount	¥70,000,000*
Borrowing Date	March 30, 2020	Repayment Date March 25, 2027
Purpose of Funds	Working Capital

Receipt of the loan shall be made by deposit into the debtor’s designated bank account specified in the separately agreed Transfer Account Designation Form and Account Transfer Request Form.

The interest rate shall be the interest rate specified in the “Interest Rate Agreement” attached to the Loan Agreement.

Interest Rate

1.475% per annum

*Base Rate: The credit union’s new loan base rate for the corresponding loan period as stipulated in the loan terms

(Sugamo Prime Rate)

*Interest Rate Adjustment Method: Floating rate method

However, it shall be subject to change in accordance with the provisions of Articles 1 through 4 of the Agreement below.

Repayment Method

       ,

Equal Principal Installment Repayment

<Installment Repayment Portion>         *Principal: 70,000,000 yen         *Total Number of Repayments: 84

*First Repayment Date: April 25, 2020         *First Repayment Amount: ¥834,000

*Subsequent Repayment Date: 25th of each month         *Subsequent Repayment Amount: ¥834,000

*Final Repayment Date / Repayment Deadline:         *Final Repayment Amount: ¥778,000

Interest Payment Method

*Interest from the loan date until April 25, 2020 will be paid in advance on the loan date.

*Thereafter, one month’s payment will be made in advance on the 25th of each month.

*However, on the final interest payment date, interest up to the repayment deadline will be paid in advance.

*Interest shall be calculated on a daily basis assuming 365 days per year.

Penalty

In the event of failure to fulfill obligations under this contract, liquidated damages shall be paid at a rate of 14% per annum (calculated on a daily basis over 365 days per year) on the amount payable.

).

Guarantee Amount	¥70,000,000*

In addition to the guarantee amount stated on the left, the guarantor shall be liable for all obligations, including interest, damages, and all other liabilities, attached to the loan specified in the loan terms.

and all other obligations related thereto.

guarantee obligations.

【Terms Agreement】

Article 1 (Criteria for Changing the Loan Interest Rate)

1. The Borrower agrees that the interest rate specified in the Loan Terms shall be adjusted upward or downward by the same percentage as any change in the base interest rate specified in the interest rate column of said terms.

It is hereby confirmed that the base rate as of the loan date is 2.075% per annum, and the loan interest rate is 1.475% per annum.

2. Should the benchmark interest rate be abolished due to changes in financial conditions or other reasonable cause, the parties agree that a generally reasonable interest rate shall serve as the benchmark interest rate, and the borrowing interest rate shall be raised or lowered in accordance with changes to that interest rate.

Article 2 (Calculation of the Loan Interest Rate Adjustment Range)

The calculation of the borrowing rate change range shall follow the borrowing rate change method specified in the borrowing terms interest rate column.

1. In the case of the Periodic Adjustment Method

The calculation of the increase or decrease in the borrowing interest rate shall be performed when the Credit Union changes the Base Rate after the Loan Completion Date. The adjustment shall be made on the first scheduled payment date following the change date, and the borrowing interest rate shall be increased or decreased by the same amount as the change in the Base Rate.

and shall raise or lower the Loan Interest Rate by the same amount as the change in the Base Interest Rate.

2. For the biannual adjustment method

(1) The calculation of the increase or decrease in the borrowing interest rate shall be performed twice annually, using April 1 and October 1 (hereinafter referred to as the “Base Date”) as the base dates. If a difference in interest rates arises between the base rate on each Base Date and the base rate on the immediately preceding Base Date, the borrowing interest rate shall be increased or decreased by an amount equal to that difference.

However, for the first Base Date occurring after the Loan Date, the Loan Date shall be deemed the immediately preceding Base Date.

(2) Even if the Base Rate changes two or more times during the period between each Base Date and the immediately preceding Base Date (six months), the Loan Interest Rate shall be increased or decreased by an amount equal to the difference between the Base Rate on each Base Date and the Base Rate on the immediately preceding Base Date, as described in (1) above.

Article 3 (Effective Date of New Borrowing Rate)

1. In the case of the on-demand change method

When changing the borrowing rate pursuant to the preceding Article, the effective date of the new borrowing rate shall be the day following the first scheduled performance date occurring in the month after the month following the benchmark interest rate change date.

2. For the biannual adjustment method

When changing the borrowing interest rate pursuant to the preceding Article, the effective date of the new borrowing interest rate shall be the day following the scheduled repayment date in the second month after the month in which each base date falls. 3. When the borrowing interest rate is changed pursuant to the preceding Article, the Credit Union shall notify the borrower in writing of the new borrowing interest rate, the principal and interest repayment amount for each installment (including the breakdown of principal and interest), and other relevant matters.

Article 4 (Change in Principal and Interest Repayment Amount)

The principal and interest repayment amount when the borrowing interest rate is changed pursuant to Article 2 shall be determined as follows:

(1) Except when the repayment method is equal principal and interest installments, the credit union shall increase or decrease the amount of interest paid without changing the principal repayment amount specified in the stated loan terms.

(2) If the repayment method is equal principal and interest installments, the Credit Union shall adjust the new principal and interest repayment amount for each installment based on the new loan interest rate, remaining principal, and remaining loan period, without changing the number of repayments or the repayment deadline.

Article 5 (Change to Fixed Interest Rate Type · Semi-Annual Adjustment Method)

This loan will not be converted to a system where the fixed interest rate and the calculation of the interest rate increase or decrease are performed twice annually, using October 1 and April 1 as the base dates, prior to the final repayment date.

Article 6 (Early Repayment)

When repaying part or all of the loan obligations under this agreement before the due date, the following shall apply:

(1) The date on which an early repayment may be made (hereinafter referred to as the “Early Repayment Date”) shall be a date designated by the Credit Union. In such case, notice must be given to the Credit Union in writing prescribed by the Credit Union at least three business days prior to the Early Repayment Date.

(2) If the interest payment method specified in the Loan Terms is prepayment, the Credit Union shall refund the interest calculated at the then-agreed interest rate for the period from the day following the Early Repayment Date to the next scheduled repayment date, using the prescribed method.

(3) If the interest payment method specified in the Loan Terms is post-payment, the borrower shall pay the interest calculated at the then-current agreed interest rate for the period from the day following the previous month’s due date to the prepayment date.

(4) If a partial prepayment is made, the final repayment date shall be advanced.

(5) When making an early repayment, the borrower shall pay the credit union’s prescribed fee.

Article 7 (Guarantee)

1. The guarantor shall jointly and severally guarantee with the debtor all obligations arising from the loan amount specified in the Loan Terms and Conditions under this agreement, including the guaranteed amount , interest on the loan, damages, and all other liabilities. The guarantor’s performance shall be governed by the terms of this agreement, in addition to any provisions separately agreed upon between the debtor and the Credit Union in the Credit Union Transaction Agreement. Furthermore, regardless of any repayment by the Debtor, other guarantors, or third parties, or any recovery of collateral or other amounts collected by the Credit Union, the Guarantor shall bear joint and several liability with the Debtor for the remaining balance of the Debtor’s obligations as long as such obligations exist.

2. The guarantor shall not set off against the credit union any deposits, fixed-term savings, or other claims held by the debtor.

3. The Guarantor shall not claim exemption from liability even if the Credit Union modifies or releases collateral or other guarantees at its discretion.

4. If the guarantor performs the guarantee obligation, any rights acquired from the credit union by subrogation shall not be exercised against the credit union during the continuation of transactions between the debtor and the credit union without the credit union’s consent.

Furthermore, even if exercised with the credit union’s consent, if the debtor has any remaining debt owed to the credit union, the credit union shall have priority over the guarantor.

5. If the guarantor has provided other guarantees regarding transactions between the debtor and the credit union, such guarantees shall not be altered by this guarantee agreement. Furthermore, if the guarantor has provided other guarantees with specified maximum amounts, the amount of this guarantee shall be added to the maximum amount of such other guarantees.

6. Should the guarantor request a settlement of the guarantee obligations under this agreement in accordance with the “Guidelines on Management Guarantees” (including subsequent revisions; hereinafter referred to as the “Guidelines”) published on December 5, 2013, by the “Study Group on Guidelines for Management Guarantees” (with the Japanese Bankers Association and the Japan Chamber of Commerce and Industry serving as secretariat), the credit union shall endeavor to respond to such settlement in good faith based on the Guidelines.

Article 8 (Consent to Assignment of Claims)

1. The Debtor and the Guarantor hereby consent in advance to the Shinkin Bank assigning all or part of the claims arising under this Agreement to other financial institutions in the future.

2. In the case of the preceding paragraph, the Shinkin Bank may omit notification to the Debtor and Guarantor. However, even if the Shinkin Bank’s claim against the Debtor is assigned to another financial institution, the Debtor shall be able to repay the entire debt to the Shinkin Bank using the method specified in the Loan Terms and Conditions, and the Shinkin Bank shall deliver the assigned claim to the assignee financial institution in proportion to the assigned claim amount. Furthermore, the Credit Union may demand full repayment from the Borrower. The Borrower acknowledges that the terms of the Credit Union Transaction Agreement, as agreed between the Borrower and the Credit Union, shall continue to apply even after the assignment of the claim.

3 . The Debtor and Guarantor agree that, with respect to the claims assigned by the Credit Union under the preceding two paragraphs, while the Credit Union is authorized by the Assignee Financial Institution, the Credit Union shall act as the Assignee Financial Institution’s agent in managing and collecting the claims under this Agreement.

Article 9 (Notification of Adult Guardians, etc.)

1. If assistance, curatorship, or guardianship commences for the Debtor (limited to individuals; the same applies in this Article and Article 10) by a ruling of the Family Court, the name of the adult guardian, etc., and other necessary details shall be notified immediately in writing.

2. If a voluntary guardian supervisor is appointed for the Debtor by a ruling of the family court, the Debtor shall immediately notify the Credit Union in writing of the name of the voluntary guardian supervisor and other necessary details.

3. If the debtor has already received a ruling commencing assistance, curatorship, or guardianship, or if an appointed voluntary guardian supervisor exists, the same notification as in the preceding two paragraphs shall be made immediately.

4. If any cancellation or change occurs regarding the matters reported under the preceding three paragraphs, the credit union shall likewise report it immediately.

5. The credit union shall not be liable for any damages incurred prior to the notifications required in the preceding four paragraphs.

Article 10 (Group Credit Life Insurance)

1. The Debtor agrees to become the insured under a group credit life insurance policy designated by the Credit Union, with the Tokyo Credit Union Association or Shinkin Central Bank as the policyholder and the Credit Union as the beneficiary, to cover the risk of becoming unable to repay the debt due to death or severe disability.

However, the insurance amount shall be limited to the outstanding debt balance, and the premiums shall be borne by the credit union. Furthermore, upon enrollment, the borrower shall separately submit the prescribed disclosure statement, etc.

2. The Debtor pledges to truthfully complete the disclosure forms submitted with the application or additional application for the insurance described in the preceding paragraph.

3. If the Debtor, in the disclosure under the preceding paragraph, fails to disclose material facts due to malice or gross negligence, or discloses untrue information regarding material matters, the Debtor shall have no objection if the insurance company cancels that portion of the contract.

4. The Debtor shall comply with all instructions designated by the Credit Union regarding the continuation and other handling of the insurance contract under Paragraph 1.

5. Should an insured event specified in the insurance contract under paragraph 1 occur to the insured before the repayment deadline for the debt under this agreement, the debtor or guarantor shall promptly notify the credit union, follow the prescribed procedures, and comply with the credit union’s instructions.

6. If an insured event occurs to the Debtor and the Credit Union receives insurance proceeds, the Debtor shall waive the benefit of time under this agreement, and the Credit Union shall apply such proceeds to this debt. However, the order of application shall be at the sole discretion of the Credit Union. 7. If any remaining debt remains unpaid after the application of insurance proceeds received pursuant to the preceding paragraph, the Guarantor shall be liable for repayment of such remaining debt.

Article 11 (Obligation to Prepare a Notarized Document)

Upon request by the Credit Union, the Debtor and Guarantor shall immediately take the necessary procedures to prepare a notarized document acknowledging the debt under this agreement and consenting to compulsory execution. The Debtor and Guarantor shall jointly and severally bear the costs incurred for this purpose.

Article 12 (Registration with Personal Credit Information Agencies, etc.)

The Debtor and Guarantor (limited to individuals) agree to the contents of the “Agreement on Handling of Personal Information Concerning This Credit Union” separately agreed upon with the Credit Union.

Article 13 (Exclusion of Anti-Social Forces)

1. The Debtor or Guarantor shall not currently be a member of a violent group, gang members, persons who ceased to be gang members less than five years ago, quasi-gang members, gang-related enterprises, corporate extortionists, persons posing as social activists or special intelligence violence groups, or other persons equivalent to these (hereinafter collectively referred to as “gang members, etc.”). They further declare and guarantee that they do not fall under any of the following items and will not do so in the future: (1) Having a relationship where organized crime group members, etc. are deemed to control management.

(2) Having a relationship where organized crime group members, etc. are deemed to be substantially involved in management.

(3) Having a relationship where it is recognized that organized crime group members, etc. are being improperly utilized, such as for the purpose of obtaining unjust benefits for oneself, one’s company, or a third party, or for the purpose of causing damage to a third party.

(4) Having a relationship deemed to involve providing funds or other benefits to organized crime group members, or otherwise providing them with favors.

(5) Having a relationship with organized crime group members, etc., that is socially reprehensible, where such individuals are officers or substantially involved in management.

2. The debtor or guarantor hereby undertakes not to engage in any of the following acts, either directly or through a third party:

(1) Violent demands

(2) Unjust demands exceeding legal liability

(3) Threatening speech or actions, or the use of violence in connection with transactions

(4) Spreading rumors, using deceit or force to damage the credit union’s reputation, or obstructing the credit union’s business

(5) Other acts equivalent to the foregoing

3. If any one of the following events occurs, rendering it inappropriate for the credit union to continue transactions with the debtor, the debtor shall, upon demand by the credit union, lose the benefit of time with respect to the obligations under this agreement and shall immediately repay the debt. Furthermore, in such a case, if the demand is delayed or fails to reach the debtor due to reasons for which the debtor is responsible, such as the debtor’s failure to notify the credit union of a change of address or the debtor’s failure to receive the demand from the credit union, the benefit of time shall be deemed lost at the time it would normally have been received.

(1) When the Debtor or Guarantor falls under any of the items in Paragraph 1, or is a member of an organized crime group, etc.

(2) When the debtor or guarantor commits any act falling under any of the items of paragraph 2.

(3) When it is discovered that the debtor or guarantor made a false declaration regarding the representations and warranties under Paragraph 1.

4. Even if the debtor or guarantor suffers damage due to the application of the preceding paragraph, they shall make no claim against the credit union. Furthermore, if the credit union suffers damage, the debtor or guarantor shall bear responsibility for it.

The following table illustrates the material terms of the loan agreement by and between Kaiyo Japan Co., Ltd and The Sugamo Shinkin Bank:

No.	Debtor	Creditor	Loan Amount (JPY)	Annual Interest Rate	Payment Term		Guarantor/Mortgage
5-1	Kaiyo Japan Co., Ltd	The Sugamo Shinkin Bank	70,000,000	1.475%	From 2020/3/13 to 2027/3/25	Starting from 2020/4/25, 834,000 JPY shall be paid monthly with the remaining balance 778,000 JPY to be paid by 2027/3/25.	Shihai Bi